Exhibit 10.17

[Oaktree Letterhead]

[            ], 2012

[Name]

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th floor

Los Angeles, CA 90071

Re:	Profit Sharing Arrangement

Dear [Name]:

This letter agreement (this “Agreement”) memorializes certain compensation payable to you in connection with your employment by Oaktree Capital Management, L.P., a Delaware limited partnership (along with its affiliates, “Oaktree”). This Agreement is based on your providing, and continuing to provide, ongoing services satisfactory to Oaktree on a full-time basis. In exchange, Oaktree will provide you with the compensation as set forth below, subject to the terms and conditions of this Agreement.

1.	Certain Compensation Arrangements. You will be entitled to receive:

(a)	Incentive Payments. Certain payments (“Incentive Payments”) from Oaktree Fund GP I, L.P., Oaktree Fund GP II, L.P. and Oaktree Fund GP III, L.P. (collectively, the “PoolCos”) equal to [•]% of the Net Incentive Income (as defined below) received by the PoolCos from the investment funds and accounts managed or controlled by Oaktree and its affiliates (such investment funds and accounts, collectively, the “Funds”);

(b)	Investment Payments. Certain payments (“Investment Payments”) from the PoolCos equal to [•]% of the Net Investment Income (as defined below) received by the PoolCos from the Funds; and

(c)	Profit Payments. Certain payments (each such payment, a “Profit Payment”) equal to [•]% of the Net Operating Profit (as defined below) of the Oaktree Operating Group (as defined below) with respect to each fiscal year of Oaktree.

(d)	Amounts Netted. In calculating your entitlement to Incentive Payments, Investment Payments, and Profit Payments, any negative amounts with respect to one or more shall be netted against positive amounts, if any. Amounts due hereunder shall be determined by Oaktree in good faith, consistent with past practice.

For the avoidance of doubt, the foregoing does not grant you any management, control or other rights with respect to the applicable Funds. You and the interests granted hereunder shall be subject to the provisions of each PoolCo limited partnership agreement and any other document or arrangement which govern the terms of the PoolCos. You shall be entitled to your Incentive Payments reasonably promptly after Oaktree receives the associated incentive distributions from the applicable Fund. Oaktree shall periodically make reasonable estimates of your expected Investment Payments and Profit Payments and shall make quarterly payments to you based on such estimates. Within thirty days following delivery of the audited financial statements of Oaktree in respect of a given fiscal year, a determination shall be made as to whether the estimated payments were greater than or less than your actual Investment Payments and Profit Payments for such year. You shall receive a true-up payment on such date to make up for any shortfall. Each Incentive Payment, Investment Payment and Profit Payment will only be made if you are actively employed by or providing services to Oaktree at the time at which such payment is otherwise to be made. Your entitlement to Incentive Payments, Investment Payments and Profit Payments shall cease immediately upon the termination of your employment with Oaktree, whether by voluntary resignation, involuntary termination (with or without cause), death, disability or otherwise for any reason.

2. Withholding; Repayments; Tax Treatment.

(a) Oaktree is authorized to deduct and withhold from any amounts otherwise payable or distributable to you any and all amounts required to be deducted or withheld under any applicable law or otherwise, including all taxes required to be withheld by applicable law. Oaktree makes no representation (and shall not be liable to you) as to the tax treatment of payments made hereunder under applicable tax laws.

(b) Notwithstanding anything herein to the contrary, you agree to repay to Oaktree any amount paid to you in excess of what you should have received under the terms of this Agreement for any reason (including without limitation by reason of (i) a mistake in calculation or (ii) other administrative error).

(c) Notwithstanding anything herein to the contrary, if as a result of your separation from service, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six (6) months after the date of your separation from service, (ii) your death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax. It is the intention of the parties that payments or benefits payable hereunder not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, you and Oaktree shall cooperate to amend your compensation, with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed. If a termination of your employment does not result in a “separation from service” within the meaning of Section 409A of the Code, then for purposes of determining the timing of any payment provided for by this letter agreement, termination shall not be considered to occur until you have incurred such a separation from service. The preceding sentence shall not affect the determination of your entitlement to any payment or benefit, but only the timing thereof.

3. At-Will Employment. You acknowledge and agree that your employment rights shall not be enlarged or guaranteed by reason of any of the provisions of this Agreement. You further acknowledge and agree that you are and will continue to be an “at will” employee of Oaktree, which means that your employment with Oaktree may be terminated at any time by Oaktree with or without cause or notice and for any lawful reason or no reason.

4. Assignment; Designation of Beneficiaries: Except as set forth in this Section 4, the rights and benefits hereunder shall not be assignable or transferable, and any purported transfer, sale, assignment, pledge or other encumbrance or disposition or attachment of any payments or benefits hereunder other than by operation of law, shall not be permitted or recognized. Oaktree Capital Management, L.P. may assign this agreement to its affiliates; provided that no such assignment shall affect in any way the benefits to you or Oaktree contemplated by this Agreement. You agree to take any such actions and to execute any such documents as Oaktree may reasonably request in order to further implement and evidence any such assignment. You may, with the consent of Oaktree, designate in writing, on forms prescribed by and filed with Oaktree, one or more beneficiaries to receive any payments payable after your death and may at any time amend or revoke any such designation; provided that if you designate a person other than your spouse as a beneficiary, your spouse must sign a statement specifically approving such designation. Any payments to which you would be entitled by virtue of this Agreement while alive will be paid, following your death, to the designated beneficiary. If no beneficiary designation is in effect at the time of death, or in the absence of a spouse’s approval as herein above provided, payments to which you are entitled hereunder shall be made to your personal representative.

5. Definitions.

“Net Investment Income” means, with respect to a given fiscal year, all income (excluding incentive income) earned by the PoolCos from their respective direct and indirect investments in Funds (including through the general partner of any such Fund), as determined on a GAAP basis without consolidation of Funds.

“Net Operating Profit” means, with respect to a given fiscal year, the net income of the Oaktree Operating Group, determined according to GAAP without consolidation of Funds, as adjusted by (i) adding back (A) the total compensation expense recognized with respect to the vesting of OCGH units granted on or before May 25, 2007 plus (B) 50% of the compensation expense recognized with respect to the vesting of OCGH units granted after May 25, 2007, (ii) excluding incentive income (net of incentive income compensation expense) and phantom equity expense, (iii) excluding Net Investment Income and (iv) excluding compensation expense relating to individuals entitled to payments in respect of Net Operating Profit and Net Investment Income.

“Net Incentive Income” means, with respect to a given fiscal year, (i) all incentive income earned by the PoolCos that is derived from any Fund (other than non-evergreen Funds which held their final closings before January 1, 2003), net of (ii) all participation in such income granted to any party by Oaktree (other than participation through “Common Series Interests” in the PoolCos and the payments in respect of Net Incentive Income granted hereunder), including any such participation through “Points Series Interests” and “Net Carry Series Interests” in the PoolCos, and (iii) as adjusted to take into account payments in respect of Net Incentive Income granted hereunder and other participations in such incentive income as determined by Oaktree consistent with past practice.

“Oaktree Operating Group” means, collectively, the entities that control the general partners and investment advisors of the Funds, in which Oaktree Capital Group, LLC has a minority economic interest and indirect control.

Net Incentive Income, Net Investment Income, Net Operating Profits and the amount of any management fee offsets for any applicable Fund will be determined in accordance with the partnership agreement, separate account agreement, advisory agreement, side letter or other relevant document(s) governing or binding upon the applicable Fund.

6. Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.

8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

OAKTREE CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED AND CONFIRMED:

[Name]